                              EXHIBIT 2.1

                AGREEMENT FOR PURCHASE AND SALE OF STOCK


          This agreement (the "Agreement") is entered into as of April 16, 1998, between Lindberg Corporation, a Delaware corporation (the "Buyer"), and the stockholders of Houston Heat Treating Company, a Texas corporation (the "Company"), set forth on the signature page(s) of this Agreement (the "Sellers").

          The Sellers wish to sell all of the issued and outstanding shares of capital stock (the "Stock") of the Company to Buyer and Buyer is willing to buy the Stock on the terms and conditions set forth in this Agreement.

          Buyer and the Sellers agree as set forth below.

          1.   Purchase and Sale; Purchase Price; Closing.
               ------------------------------------------

          (a) On the Closing Date (as hereinafter defined) the Sellers will sell, transfer and assign to Buyer and Buyer will purchase all of the Stock.

          (b) The Purchase Price for the Stock to be paid at Closing will be the amount equal to (i) $11,500,000 (ii) less (A) any interest-bearing debt of the Company ("Debt") on the Closing Date and (B) the amount by which cash of the Company as of the Closing Date is less than $800,000.

          (c) On the Closing Date, the Sellers shall deliver to Buyer certificates evidencing all of the Stock, endorsed in blank or accompanied by executed stock powers, and Buyer shall deliver certified or cashier's checks or wire transfers in payment of the Purchase Price payable to the order of the Sellers, in the percentages shown on schedule 1(c) attached hereto (reduced proportionately for the sum of $500,000 being deposited contemporaneously by Buyer pursuant to the Escrow Agreement referred to in Section 4(e) below). The closing shall be held at the office of Fulbright & Jaworski L.L.P. at 9:00 a.m., local time, on April 16, 1998 (the "Closing Date").

          2.   Representations and Warranties of Sellers.  The following
               -----------------------------------------
representations and warranties of the Sellers are qualified to the extent set forth on the attached Disclosure Schedule (which schedule shall refer specifically to the paragraphs of this section 2 which it so qualifies). The Sellers jointly and severally represent and warrant as follows to Buyer:

          (a) The Company is a corporation duly organized and validly existing under the laws of the State of Texas, with full corporate power and authority to own its assets and to operate its business as the same is now being operated. The Company has no subsidiaries. The Company's authorized capital stock consists of 40,000 shares of common stock, $1.00 par value, and 10,000 shares of common stock, $.75 par value, of which 46,500 shares are issued and outstanding; the Sellers are the record and beneficial owners of all of such shares; there are no outstanding options, warrants or rights to purchase any shares of capital stock of the Company;

all shares constituting the Stock have been validly authorized and issued and are fully paid and non-assessable; delivery of certificates for the Stock will vest in Buyer good and valid title to the Stock, free and clear of any liens, claims, encumbrances and security interests.

          (b)  The  Sellers  have  furnished  to   Buyer  the  following
financial statements:

     . balance sheets at December 31, 1996 and 1997, in each case with supplementary schedules thereto.

     . income statements for the 12-month periods ended December 31, 1995, 1996 and 1997, in each case with supplementary schedules thereto.

These financial statements present fairly the financial position of the Company at the dates thereof and the results of its operations and changes in financial position for the periods ended on such dates, in conformity with generally accepted accounting principles consistently applied. Since December 31, 1997, there has been no change that would have a material adverse effect on the business, financial condition, or results of operation of the Company ("Material Adverse Effect"), and the Company has not declared or paid any dividend or made any other distribution on or with respect to its capital stock.

          (c) The Company has good title to its assets, subject to no liens, encumbrances or security interests. All of such assets are in good operating condition, ordinary wear and tear excepted.

          (d) Since December 31, 1997, the Company has conducted its business in a normal and ordinary manner, and there have been no material changes, or, to any Seller's knowledge, threatened or prospective event or condition which could reasonably be expected to cause material changes in its business or business organization, its personnel (other than normal turnover), or its relationship with suppliers or customers, other than changes occurring in the ordinary course of business.

          (e) The Company possesses, without conflict with proprietary rights of others, all proprietary rights, including, without limitation, patents, trade secrets, technology, know-how, copyrights, trademarks, trade names, and rights to any of the foregoing or has licenses (such licenses as described in paragraph 2(e) of the Disclosure Schedule) in such proprietary rights, which (i) are necessary to carry on its business as now being conducted, and (ii) the failure to possess would have a Material Adverse Effect. The Company owns all right, title and interest in and to all of such proprietary rights or has licenses in such proprietary rights; there have been no claims made against the Company asserting the invalidity or unenforceability of any of such rights, and to the best of the Sellers' knowledge there are no valid grounds for the same, and none of the Sellers or the Company has received a notice of conflict with the asserted rights of others. No officer, director, stockholder, or employee of the Company owns or has any interest in any patents, inventions, trademarks, or secret processes or trade secrets used in the business of the Company.
                                     -2-

          (f) The Company possesses all licenses and other required governmental or official approvals, permits or authorizations the failure to possess which would have a Material Adverse Effect. All such licenses, approvals, permits and authorizations are in full force and effect, the Company is in compliance with their requirements, and no proceeding is pending or to any Seller's knowledge threatened to revoke or amend any of them, nor is there any valid basis therefor. Except for notification or filings required to reflect or report changes in ownership or operational control or responsibility, the failure to comply with such requirements would have a Material Adverse Effect, all as described in paragraph 2(f) of the Disclosure Schedule, none of such licenses, approvals, permits and authorizations are or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (g) The assets and properties of the Company constitute, in the aggregate, all of the property necessary for the conduct of the Company's business in the manner in which and to the extent to which it is currently being conducted. None of the Sellers or the Company knows of any written or oral communication, fact, event or action which exists or has occurred which would tend to indicate that any current customer of the Company which accounted for over 5% of the total net sales of the Company for the year ended December 31, 1997, or any current supplier to the Company of items essential to the conduct of its business, will terminate its business relationship with the Company. None of the Sellers or any Affiliate (as hereinafter defined) of any of the Sellers, other than the Company, nor, to the best knowledge of the Sellers, any officer, director or employee of the Company, has any direct or indirect interest in any customer, supplier or competitor of the Company or in any person from whom or to whom the Company leases real or personal property, or in any other person with whom the Company is doing business. As used in this Agreement, the term "Affiliate" means, with respect to a specified person, any other person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

          (h) The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union to organize any employees of the Company into one or more collective bargaining units; there is no pending or threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operation; there has been no strike, walkout or work stoppage involving any of the employees of the Company during the five-year period prior to the date hereof; and the Sellers have no reason to believe that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company. No past or present employee benefit plan established, maintained or contributed to by the Company (or by any employer that is a member of a control group, as defined by the Employee Retirement Income Security Act of 1974 ("ERISA") that includes the Company), is a multiemployer plan subject to Title IV of ERISA, or has an accumulated funding deficiency within the meaning of ERISA, or has incurred any liability to the Pension Benefit Guaranty Corporation established under ERISA, or has engaged in a prohibited transaction within the meaning of ERISA. All of the Company's employee benefit, fringe benefit, bonus and other compensation plans and practices are listed in paragraph
                                     -3-

2(h) of
the Disclosure Schedule attached hereto. All such plans have been maintained in material compliance with ERISA, the Internal Revenue Code and all other applicable laws. The Company has no liability for any employee compensation or benefits (including any post-retirement benefits) that is not properly accounted for in the Company's financial statements listed in section 2(b) above, in accordance with generally accepted accounting principles consistently applied.

          (i) The Company carries insurance which is believed by the Sellers to be adequate in character and amount, with reputable insurers, covering all of the Company's assets, properties and business, and it has provided all required performance and other surety bonds. All premiums and other payments which have become due under such policies of insurance have been paid in full, all of such policies are now in full force and effect and the Company has not received any notice from any insurer, agent or broker of the cancellation of, or any increase in premium with respect to, any of such policies or bonds. The Company has no claim against any of its insurers under any of such policies pending or anticipated and there has been no occurrence of any kind which would give rise to any such claim.

          (j) With respect to environmental matters, except as would not have a Material Adverse Effect:

               (i) The Company has not transported, stored, treated or disposed of, or arranged for any third parties to transport, store, treat or dispose of Contaminants in contravention of any Environmental Laws. The Company has not disposed, or arranged for any third parties to dispose, of Contaminants upon property currently, or in the past, owned, operated, leased or occupied by the Company.

               (ii) To the knowledge of Sellers after reasonable inquiry, the Company has not transported or disposed of, or allowed or arranged for any third parties to transport or dispose of, any Contaminants to or at a site which, pursuant to CERCLA or any similar state law, has been placed on the National Priorities List or its state equivalent, or a site that the U.S. Environmental Protection Agency or relevant state agency has proposed or is proposing by public notice to place on the National Priorities List or its state equivalent. The Company has not received notice, and the Sellers have no knowledge of any material facts which could give rise to any notice, that the Company is a potentially responsible party for Remedial Action. The Company has not submitted and was not required to submit any notice pursuant to Section 103(c) of CERCLA with respect to property owned, operated or occupied by the Company. The Company has not received any written request for information concerning environmental conditions presently existing on property owned, operated or occupied by the Company. The Company has not undertaken, or been requested to undertake, any Remedial Actions that have not been completed to the satisfaction of the appropriate governmental agency.
                                     -4-

               (iii) All underground storage tanks owned and operated by the Company are registered with the Texas Natural resource Conservation Commission ("TNRCC"). Such underground storage tanks are regulated by the TNRCC and the United States Environmental Protection Agency and are subject to the registration, construction, notification and other requirements found in 30 Texas Administrative Code, Chapter
     334. For purposes of this paragraph, the term "underground storage tank" shall have the meaning given it in RCRA (42 U.S.C. S 6902 et seq.).
                   ------

               (iv) To the knowledge of Sellers after reasonable inquiry, the Company is and has been in compliance with all Environmental Laws.

               (v) The Company has not released any Contaminant on property currently, or in the past, owned, operated, leased or occupied by the Company.

               (vi) To the knowledge of the Sellers after reasonable inquiry, neither the Company nor any third party has caused Contaminants to be present in the soils or groundwater on property currently, owned, operated, leased or occupied by the Company at levels that pose a substantial risk to human health or the environment at industrial facilities.

               (vii)     For    purposes     of    this     section
     2(j): (i) "Environmental Law" means any law, statute, regulation or order, or final and effective consent decree or settlement agreement, as existing as of the Closing Date, which imposes liability or standards of conduct on the Company concerning discharges, emissions, Releases or threatened Releases of any Contaminants into the environment, or otherwise governs the treatment, storage, or disposal, cleanup, or transport for disposal of any Contaminant, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, the Resource Conservation and Recovery Act ("RCRA") of 1976, as amended, the Federal Water Pollution Control Act, as amended, the Toxic Substances Control Act, the Federal Clean Air Act, as amended, the Occupational Safety and Health Act, and any other similar state or local statutes and regulations promulgated pursuant thereto; (ii) "Contaminant" means any substance defined as a "hazardous substance" under CERCLA, any waste defined as a "solid waste" or "hazardous waste" under RCRA, or any petroleum including crude oil or any fraction thereof; (iii) "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment; (iv) "Remedial Action" means actions required by any party to (A) clean up, remove, treat or in any other way address Contaminants in the environment; (B) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (C) perform pre-remedial studies and investigations and post-remedial monitoring care, and (v) "reasonable inquiry" includes interviews with persons at the Company that would
                                     -5-
     reasonably be expected to have knowledge of matters arising under Environmental Laws, but does not require soil or groundwater sampling or other environmental testing at any property currently, or in the past, owned, operated, leased or occupied by the Company.

          (k) The only real estate owned by the Company is at 4111 & 4201 Robertson, Texas, and 1301 Hays Street, Houston, Texas, and legal descriptions thereof are included in paragraph 2(k) of the Disclosure Schedule. The Company has good and marketable title to such real estate, free and clear of all liens, mortgages, pledges, encumbrances, charges, assessments, restrictions, covenants and easements or title defects of any nature whatsoever, except for liens set forth in paragraph 2(k) of the Disclosure Schedule, liens for real estate taxes not yet due and payable, and such imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of such real estate or otherwise impair business operations in any material respect. The buildings located on the real estate are each in good operating condition, normal wear and tear excepted, and are sufficient to satisfy the Company's current normal production levels. The real estate (i) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the Company's business as currently conducted thereon; and (ii) is served by all utilities, including but not limited to water, electricity, natural gas, sewer and telephone, in such quantity and quality as are sufficient to satisfy the current normal production levels and business activities of the Company's business as conducted at such parcel. The real estate owned by the Company is in compliance with all zoning requirements. The Sellers and the Company have received no notice of (i) any condemnation proceedings with respect to any portion of the real estate, and, to the best of their knowledge, no proceeding is contemplated by any governmental authority, or (ii) any special assessment which may effect the real estate, and to the best of their knowledge no such special assessment is contemplated by any governmental authority.

          (l) The Sellers have furnished to Buyer accurate and complete copies of (i) each loan, credit agreement, guarantee, security agreement or similar document or instrument to which the Company is a party or by which it is bound; (ii) any other agreement, contract or commitment to which the Company is a party or by which it is bound which involves a commitment by the Company in excess of $20,000 and which cannot be terminated without liability on 90 days or shorter notice; (iii) the name and current annual salary of each employee of the Company and the profit sharing, bonus and any other form or compensation (other than salary) paid or payable by the Company to or for the benefit of each such person for the year ended December 31, 1997, and any employment or other agreement of the Company with any of its employees; (iv) the name of each of the Company's officers and directors; and (v) the name of each bank in which the Company has an account or safe-deposit box, the name in which the account or box is held and the names of all persons authorized to draw thereon or to have access thereto.
                                     -6-

          (m) The Company is in compliance with all laws, regulations and orders applicable to the Company, its assets, properties and business, the failure to comply with which could have a Material Adverse Effect, and the Company has not received notification of any asserted past or present failure to comply with any laws.

          (n) The Company has timely filed all tax returns required to be filed by it. All such tax returns were correct and complete in all material respects. All taxes owed by the Company (whether or not shown on any tax return) have been paid in full or the Company has made adequate provision therefor by the establishment of reserves. The Company is not currently the beneficiary of any extension of time within which to file any tax return. No tax deficiency has been proposed or threatened against the Company by the Internal Revenue Service or any state, local or foreign tax authority and there are no ongoing audits or investigations of the Company's tax returns by any authority. There are no tax liens upon any property or assets of the Company. No claim has ever been made by an authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to taxation by that jurisdiction. All taxes and other assessments which the Company was required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental entity or are being held by the Company for such payment, and all such withholdings and collection and all other payments due in connection therewith as of December 31, 1997 are duly reflected on the balance sheet as of that date. There are no outstanding tax sharing agreements, closing agreements or agreements or waivers extending the statute of limitations applicable to any federal, state, local or foreign income tax returns of the Company for any period. The Company is not and has never been a member of a group filing a consolidated federal income tax return, or a unitary tax return in any state. The Company has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986 (the "Code") concerning collapsible corporations. The Company has not made any payment, is not obligated to make any payment and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Disclosure Schedule sets forth, as of the most recent practicable date, the basis of the Company in its assets. For purposes hereof, the term "tax" includes all federal, state, local or foreign income, gross receipts, profits, license, franchise, excise, value added, sales, use, property (including special assessments), payroll, social security, unemployment and other taxes and governmental impositions, however described, regardless of whether the incidence of such tax is imposed directly on the Company or the Company is obligated to withhold or collect such tax from others, including any interest, penalty, or addition thereto, whether disputed or not, and the term "tax return" includes all returns, reports, declarations, information returns and other documents that the Company is obligated to file with any governmental authority with respect to any tax, including any schedule or attachment thereto, and including any amendment thereof.

          (o) The execution and performance of this Agreement by the Sellers will not result in a breach of or constitute a default under any material agreement or instrument to which any of the Sellers or the Company is a party or is bound, or any order, decree or judgment of any court or governmental agency having jurisdiction over the Company or the Sellers, or any applicable law.
                                     -7-

          (p) There is no claim, action, suit, or proceeding pending, or to the knowledge of the Sellers, threatened, which would materially adversely affect the business or assets of the Company, or any valid basis known by any Seller for such.

          (q) No representation, statement or information made or furnished by the Sellers to Buyer, including, without limitation, those contained in or furnished to Buyer pursuant to this Agreement, contains or shall contain any untrue statement of a material fact or omit a material fact required to be stated or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

          3.   Representations   and    Warranties   of    Buyer.  Buyer
               -------------------------------------------------
represents and warrants as follows to the Sellers:

          (a)  Buyer  is  a  corporation  duly   organized  and  validly
existing under the laws of the State of Delaware.

          (b) This Agreement and the transactions by Buyer contemplated herein have been duly and validly authorized by all necessary corporate action on the part of Buyer.

          (c) The execution and performance of this Agreement by Buyer will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of Buyer, or any agreement or instrument to which Buyer is a party or by which it is bound.

          4.   Conditions of  Buyer's  Obligations.  The obligations  of
               -----------------------------------
Buyer hereunder are subject to satisfaction on or prior to the Closing Date of the following conditions:

          (a) Other than as may be specifically contemplated by this Agreement, the representations and warranties set forth in section 2 hereof shall be true and correct on the Closing Date as though made on and as of such date (except to the extent such representation specifies an earlier date), and the Sellers shall have performed all agreements contained herein required to be performed by them on or prior to such date. Buyer shall have received a certificate to this effect signed by the Sellers, which certificate shall also state the amount of Debt and amount of cash of the Company at the Closing Date.

          (b) Since the date hereof, there shall have been no change that would have a Material Adverse Effect, and Buyer shall have received a certificate to this effect signed by the chief executive officer of the Company.

          (c) Between the date hereof and the Closing Date, without Buyer's prior written consent: (i) the business of the Company shall have been conducted in all material respects in the manner in which it has heretofore been conducted, and (ii) the Company shall not have incurred any material obligation or liability or entered into any material transaction, in each case other than in the ordinary course of the Company's business consistent with past practice.
                                     -8-

          (d) Michael J. Moore and Melissa M. Pena shall have entered into Employment Agreements with Buyer substantially in the form of schedule 4(d) attached hereto.

          (e) Buyer and the Sellers shall have entered into an Escrow Agreement substantially in the form of schedule 4(e) attached hereto (the "Escrow Agreement").

          (f) Each Seller shall have delivered an executed spousal consent to the execution and performance of this Agreement by such Seller, or alternatively, a certificate to the effect that no spousal consent is required, in each case in form satisfactory to Buyer.

          (g) All other necessary consents or approvals of third parties to the transactions contemplated hereby, the absence of which would materially affect Buyer's rights hereunder, shall have been obtained and shown by written evidence reasonably satisfactory to Buyer.

          (h)  The Sellers  shall have  delivered to  Buyer the  written resignations of the directors of the Company and the written resignations of such officers of the Company as may be requested by Buyer, in each case including a release and waiver of any claim for salary or other compensation for past services that he or she may have against the Company.

          (i) Buyer shall have received an opinion of Fulbright & Jaworski L.L.P., counsel for the Company, to the effect that:

               (i) The Company is a corporation validly existing in good standing under the laws of the State of Texas, with corporate power to own its assets and conduct its business.

               (ii) The execution and delivery of this Agreement will not result in a breach of or constitute a default under any agreement or instrument known to such counsel to which the Company or any Seller is a party or is bound, or any order, decree or judgment known to such counsel of any court or governmental agency having jurisdiction over the Company or any Seller.

               (iii) The number of authorized and issued shares of capital stock of the Company is as represented in section 2(a) of this Agreement and said shares have been validly authorized and are validly issued, fully paid and non-assessable.

               (iv) The delivery by the Sellers to Buyer of certificates for the Stock being sold by them against payment therefor as provided herein will pass to Buyer good and valid title to the Stock, free and clear of any liens, encumbrances, security interests, or claims. (In giving this opinion, such counsel may state that they have assumed that Buyer is a bona fide purchaser without notice.)
                                     -9-

               (v) Such counsel is not aware, after inquiry of the Company and the Sellers and in reliance upon a certificate of an officer of the Company, of any claim, action, suit or proceeding pending or threatened against the Company before any court or governmental agency.

          5.   Conditions of  Sellers' Obligations.  The  obligations of
               -----------------------------------
the Sellers hereunder are subject to satisfaction on or prior to the Closing Date of the following conditions:

          (a) The representations and warranties set forth in section 3 hereof shall be true and correct on the Closing Date as though made on and as of such date, and Buyer shall have performed all agreements contained herein required to be performed by it on or prior to such date. The Sellers shall have received a certificate to this effect signed by an officer of Buyer.

          (b) Michael J. Moore and Melissa M. Pena shall have entered into Employment Agreements with Buyer substantially in the form of schedule 4(d) attached hereto.

          (c)  Buyer and the Sellers shall have  entered into the Escrow
Agreement.

          (d) The Sellers shall have received an opinion of Bell, Boyd & Lloyd, counsel for Buyer, to the effect that:

               (i) Buyer is a corporation validly existing in good standing under the laws of the State of Delaware, with corporate power and authority to execute and deliver this Agreement.

               (ii) The execution and delivery of this Agreement will not result in a breach of or constitute a default under any agreement or instrument known to such counsel to which Buyer is a party or is bound, or any order, decree or judgment known to such counsel of any court or governmental agency having jurisdiction over Buyer.

          6.   Additional Agreements of Sellers.
               --------------------------------

          (a) Between the date hereof and the Closing Date, Sellers shall use their reasonable efforts to preserve intact the business organization of the Company, to keep available to Buyer the services of the Company's present employees, to preserve all assets of the Company in the ordinary course of business consistent with past practice, and to preserve the Company's business relationships with suppliers, customers, and others with whom it has business dealings.

          (b) Between the date hereof and the Closing Date, the Sellers will cause the Company to afford to representatives of Buyer access, after reasonable notice, at reasonable times during normal business hours, to the Company's facilities, books and records to enable Buyer and its representatives to inspect the assets and properties of the Company, and furnish to Buyer and its representatives during such period all such information and otherwise cooperate with Buyer's representatives relating to the foregoing investigation as Buyer and its representatives may reasonably request; provided, however, that Buyer will hold in strict
                                     -10-
confidence all documents and information concerning the Company's business so furnished by the Sellers and, if the sale of the Shares pursuant hereto shall not be consummated, such confidence shall be maintained and Buyer shall not use or disclose to any person any such document or information (except to the extent that (1) Buyer becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or
(2) such information can be shown to be (i) in the public domain through no breach of this paragraph, or (ii) later acquired by Buyer on a nonconfidential basis from other independent sources).

          7.   Survival; Indemnification.  The          representations,
               -------------------------
warranties and agreements of the Sellers shall survive the consummation of the transactions herein contemplated for three years and shall terminate on the third anniversary of the Closing Date, after such anniversary only the representations, warranties and agreements of the Sellers set forth in the last sentence of section 2(a) shall survive. In the event that the sale of Stock contemplated hereby is consummated, the Sellers will jointly and severally indemnify Buyer from and against any damage, loss, liability, or expense (including reasonable attorneys' fees, costs of investigation, any damages or amounts paid in settlement, and out of pocket expenses (but not hourly charges) of employees of Buyer) incurred by Buyer and caused by or attributable to any breach of any of the representations and warranties made by the Sellers herein or any failure of the Sellers to fulfill their obligations or perform their covenants hereunder. In determining the amount of any damage, loss, liability or expense incurred by Buyer hereunder, there shall be taken into account: (i) any insurance coverage or third-party entitlements,
(ii) any reserves for such damage, loss, liability or expense reflected on the most recent balance sheet of the Company delivered to Buyer prior to the Closing Date, which shall not differ materially from the reserves reflected on the balance sheet at December 31, 1997, and (iii) any net tax benefits that may be realized or recognized from such damage and the receipt of indemnification hereunder.

          In the event that Buyer asserts a claim for indemnification pursuant to this section, it shall give notice of the claim under the Escrow Agreement, or, if the Escrow Agreement has terminated, it shall notify the Sellers in writing, in reasonable detail, of the basis and general nature of such claim and, to the extent it can be ascertained, the amount thereof and the basis for determining the amount. The parties shall attempt to resolve the claim and shall cooperate with one another in the event the claim is based on a claim by a third party. No claim may be asserted hereunder unless notification thereof is delivered to the Sellers within three years of the Closing Date except that a claim for breach of any warranty set forth in the last sentence of section 2(a) may be asserted at any time. Claims may be asserted only to the extent that the aggregate of all claims shall have exceeded $25,000, and the maximum aggregate amount Sellers shall be required to pay hereunder is limited to the $500,000 deposited into the escrow under the Escrow Agreement.

          With respect to any claim for which the Sellers are required to indemnify and defend Buyer pursuant to the terms of this Agreement and which requires Remedial Action, the Sellers may elect to implement and complete such Remedial Action. The Sellers shall plan, design, implement and perform any Remedial Action that they elect to control without undue delay and in a manner consistent with the business operations of the Company. The Sellers shall
                                     -11-
provide the  Company with
copies of all reports filed with any governmental agency with respect to such Remedial Action. If the Company has any claim for or right of contribution, reimbursement or other similar action against any third party with respect to any Remedial Action for which the Sellers have indemnified and defended Buyer, the Company or Buyer shall assign such right to the Sellers and shall assist the Sellers in pursuing such right.

          In consideration for the agreement of the Sellers to indemnify and defend Buyer in the manner provided in this Agreement, Buyer and the Company hereby release, acquit and forever discharge the Sellers from any claim, demand or cause of action Buyer or the Company may have against the Sellers under any Environmental Law.

          8.   Brokerage.  Each party hereto represents  that such party
               ---------
has incurred no liabilities for finders' or brokers' fees in connection with the transactions provided for herein.

          9.   Expenses.  Each of  the parties  to this  Agreement shall
               --------
pay the fees of such party's attorneys and such party's other expenses in connection with this Agreement.

          10.  Nondisclosure.  Without  the   consent  of   all  parties
               -------------
hereto, no party hereto will, prior to the Closing Date, disclose this Agreement or any transaction contemplated hereby to the public or to any third party except to such party's attorneys and accountants, and officers, directors and employees of the Company and Buyer and except as may be required by law.

          11.  Entire Agreement;  Binding  Effect; etc.  This  Agreement
               ----------------
(together with any agreements entered into pursuant to the terms of this Agreement) constitutes the final and complete agreement of the parties, supersedes all prior oral or written agreements, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns. This
Agreement may be amended or modified only in a writing signed by the parties. If any provision of this Agreement is invalidated, it shall not operate to invalidate any other provision. This Agreement may be signed in two or more counterparts, each of which shall constitute an original hereof.

          12.  Notices.  All  notices  given   hereunder  shall   be  in
               -------
writing. Notices to Sellers shall be directed to them c/o Michael J. Moore, P.O. Box 30030, Houston, Texas 77429-0030 (phone: 713-699-2649;
fax: 713-695-2939), with a copy to Joseph C. Sleeth, Jr., Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010-3095 (phone: 713-651-5151; fax: 713-651-5246). Notices to Buyer shall be directed to it at 6133 North River Road, Suite 700, Rosemont, Illinois 60018, attention Chief Executive Officer (phone: 847-823-2021; fax: 847-823-0795). Any party may designate a new address by notice so given. Notices shall be effective when delivered.

          13.  Governing Law.  This Agreement  shall be governed  by and
               -------------
construed in accordance with the internal law of the State of Illinois applicable to contracts made and to be performed in that state.
                                     -12-

          The parties are executing this Agreement as of the date shown in the first paragraph hereof.

                                   LINDBERG CORPORATION


                                   By  /s/ Stephen S. Penley
                                      ----------------------
                                      Senior Vice President

<CAPTIONS>
                                   SELLERS

                                                                   Percentage
                                                        Number     of Purchase
         Name                      Signature           of Shares      Price
         ------                    -----------         ---------   -----------
Michael J. Moore                /s/ Michael J. Moore     21,000     45.161%
                                --------------------

Melissa M. Pena                 /s/ Melissa M. Pena       5,000     10.753
                                --------------------

Melissa Pena, Custodian         /s/ Melissa M. Pena       2,250      4.839
  for Michael Pena, under       --------------------
  Texas Uniform Transfer        for Michael Pena
  to Minors Act

Melissa Pena, Custodian         /s/ Melissa M. Pena       2,250      4.839
  for Rachael Pena, under       --------------------
  Texas Uniform Transfer        for Rachael Pena
  to Minors Act

Mary M. Bagby                   /s/ Mary M. Bagby         5,000     10.753
                                --------------------

Mary Bagby, Custodian           /s/ Mary Bagby,           1,500      3.226
  for John D. Bagby, under      --------------------
  Texas Uniform Transfer to     Custodian for John
  Minors Act                    Bagby

Mary Bagby, Custodian           /s/ Mary Bagby,           1,500      3.226
  for Thomas E. Bagby, under    --------------------
  Texas Uniform Transfer to     Custodian for Thomas
  Minors Act                    Bagby

Patricia M. Zapalac             /s/ Patricia M. Zapalac   5,000     10.753
                                -----------------------

Patricia Zapalac, Custodian     /s/ Patricia M. Zapalac   1,500      3.226
  for David R. Zapalac,         -----------------------
  under Texas Uniform           Custodian for David R.
  Transfer to Minors Act        Zapalac

Fredrich J. Zapalac             /s/ Patricia Zapalac      1,500      3.226
                                --------------------     ------    -------
                                Attorney-in-Fact         46,500    100.000%

                                     -13-